CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)(6)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Ordinary shares, £0.01 par value (3)	$1,720,946	$159.54
Warrants to purchase ordinary shares (3) (4)	$4,059	$.38
Ordinary shares, £0.01 par value, issuable upon exercise of the warrants to purchase ordinary shares, at 100% of the public offering price (3) (5)	$3,474,456	$322.09
Representative’s warrants for ordinary shares (3) (4)	- nil	-nil
Ordinary shares, £0.01 par value, issuable upon exercise of the representative’s warrants at 100% of the public offering price (3) (5)	$51,629	$4.79
Total fee due		$486.80

(1)	The Registrant previously registered securities on a Registration Statement on Form F-1 (File No. 333-260492), filed by the Registrant on October 26, 2021, as amended, which was declared effective on February 10, 2022. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, to register(i) ordinary shares, (ii) warrants; (iii) ordinary shares underlying the warrants, (iv) and warrants and ordinary shares underlying warrants to be issued to the representative of the underwriters are all hereby registered.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act. Includes the offering price of ordinary shares represented by American Depositary Shares, or ADSs, that the Underwriters have the option to purchase to cover over-allotments, if any.

(3)	These ordinary shares are represented by ADSs, each of which represents one ordinary share of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-262149). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the securities being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar anti-dilutive transactions.

(4)	The registration fee pursuant to Rule 457(g) under the Securities Act is paid with the ordinary shares as the warrants are only sold in tandem with an ordinary share.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

(6)	These ordinary shares are represented by ADSs, each of which represents one ordinary share of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-262149). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the securities being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar anti-dilutive transactions. Includes ADSs that may be issued from time to time in payment of interest. Represents shares of the ADSs being offered for distribution by the security holders named in this registration statement.